Exhibit 99.1

Information Relating to Part II, Item 14. — Other Expenses of Issuance and Distribution

The expenses, other than underwriting discounts and commissions, to be incurred by Spirit AeroSystems, Inc. (“Spirit”) relating to its offering of $300 million aggregate principal amount of 3.850% Senior Notes due 2026, registered pursuant to a registration statement on Form S-3 (File No. 333-211423) filed with the Securities and Exchange Commission (the “SEC”) on May 17, 2016 and a related prospectus supplement filed with the SEC and dated May 24, 2016, are set forth in the following table. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$30,187.04	(1)
Printing and delivery expenses	30,000
Legal fees and expenses	350,000
Accounting fees and expenses	125,000
Trustee fees and expenses	15,000
Miscellaneous	200,000

Total	750,187.04

(1) Previously disclosed.